Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Circular on Form 1-A of Fundrise Growth eREIT II, LLC of our report dated May 30, 2018 relating to the financial statements of Fundrise Growth eREIT II, LLC as of December 31, 2017 and 2016.

We also consent to the reference of our firm under the heading “Experts” in such Offering Circular on Form 1-A.

/s/ RSM US LLP

McLean, Virginia

May 30, 2018